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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)           August 8, 1996



                                   ZILA, INC.
             (Exact name of registrant as specified in its charter)



         Delaware                      0-17521                  86-0619668
(State or other jurisdiction         (Commission               (IRS Employer
of incorporation)                    File Number)            Identification No.)



5227 North 7th Street, Phoenix, Arizona                               85014-2800
(Address of principal executive offices)                              (Zip Code)




Registrant's telephone number, including area code   602-266-6700



                                 Not applicable.
         (Former name or former address, if changed since last report.)



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ITEM 2.        ACQUISITION OR DISPOSITION OF ASSETS.

               On August 8, 1996, Zila, Inc. ("Zila" or the "Company") entered into a Merger Agreement with Bio-Dental Technologies Corporation, a California corporation ("Bio-Dental"), whereby Bio-Dental will become a wholly owned subsidiary of Zila through the merger of Zila Merger Corporation, a wholly owned subsidiary of Zila ("Merger Sub"), with and into Bio-Dental (the "Merger").

               Upon the Effective Date of the Merger (as defined below): (i) Bio-Dental will become a wholly owned subsidiary of Zila by merger of the Merger Sub with and into Bio-Dental; (ii) the stockholders of Bio-Dental, by such merger, will become stockholders of Zila, as each presently outstanding share of common stock, $.01 par value, of Bio-Dental (the "Bio-Dental Common Stock") will be converted into 0.825 shares of the common stock, $.001 par value, of Zila (the "Zila Common Stock"); provided that if the average closing bid price for Zila Common Stock as reported by The Nasdaq SmallCap Market during the ten trading days ending on the trading day that is five trading days prior to the closing date of the Merger (the "Calculation Period") is less than $6.00 per share, each share of Bio-Dental Common Stock will be converted into a number of shares of Zila Common Stock that is equivalent in value to $4.95 as calculated based on the average closing bid price for Zila Common Stock as reported by The Nasdaq SmallCap Market during the Calculation Period, and provided further that if the average closing bid price for Zila Common Stock as reported by The Nasdaq SmallCap Market during the Calculation Period is greater than $7.75 per share, each share of Bio-Dental Common Stock will be converted into the greater of (A)
0.75 shares of Zila Common Stock, or (B) a number of shares of Zila Common Stock that is equivalent in value to $6.39 as calculated based on the average closing bid price for Zila Common Stock as reported by The Nasdaq SmallCap Market during the calculation period; (iii) each outstanding option to purchase Bio-Dental Common Stock will be converted into an option to purchase a number of shares of Zila Common Stock equal to the number of shares of Zila Common Stock which the holder of such option would have received in the Merger in exchange for the shares of Bio-Dental Common Stock subject to such option if such option had been exercised immediately prior to the Effective Date, at an exercise price per share determined by dividing the exercise price per share of Bio-Dental Common Stock subject to such option, as in effect immediately prior to the Effective Date, by a fraction the numerator of which is the number of shares of Zila Common Stock subject to such option immediately after the Effective Date and the denominator of which is the number of shares of Bio-Dental Common Stock subject to such option immediately prior to the Effective Date and rounding the resulting per-share exercise price up to the nearest whole cent; and (iv) the separate existence of the Merger Sub (except as may be continued by operation of law) shall cease, and Bio-Dental shall continue as the surviving corporation. The "Effective Date" shall be the date that the Articles of Merger are filed with and approved by the Delaware Secretary of State and the California Secretary of State.

               The Merger is subject to the condition that the Merger Agreement and the Merger be approved by the affirmative vote of the holders of a majority of the outstanding shares of Bio-Dental Common Stock entitled to vote at a Special Meeting to be held prior to consummation of the Merger. In addition to the requirement that the approval of the stockholders of Bio-Dental be received, consummation of the Merger is subject to a number of other conditions that, if not satisfied or waived, may cause the Merger not to be consummated and the Merger Agreement to be terminated.

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Each party's obligation to consummate the Merger is conditioned upon, among other things, the accuracy of the other party's representations, the other party's performance of its covenants, the absence of a material adverse change with respect to the other party, favorable legal opinions (including opinions to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization), and the absence of legal action preventing consummation of the Merger. Zila's obligation to consummate the Merger will be further conditioned upon (i) the receipt of a letter from Deloitte & Touche LLP that the Merger will be treated as a "pooling of interests" for accounting purposes, and (ii) holders of no more than 5 percent of the Bio-Dental Common Stock being eligible to exercise dissenters' rights of appraisal under California law.

               Upon effectiveness of the Merger, all current employees of Bio-Dental will become employees of Zila. Following the Merger, Zila will continue the present operations of Bio-Dental from Bio-Dental's current headquarters in Rancho Cordova, California under the name "Zila Dental Technologies Corporation".


ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS.

               (c)      Exhibits.

                        Exhibit No.      Description                                          Method of Filing
                        -----------      -----------                                          ----------------

                              1          Merger Agreement dated August 8,                     *
                                         1996, among Zila, Inc., Bio-Dental
                                         Technologies Corporation and Zila
                                         Merger Corporation

                              2          Zila's Press Release dated                           Filed herewith.
                                         August 9, 1996



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*        Incorporated by reference to Exhibit 2 to the Company's Form S-4
         Registration Statement No. 333-10107, filed August 14, 1996.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               ZILA, INC.



Date: August 22, 1996                          By   /s/ Janice L. Backus
                                                  --------------------------
                                                    Janice L. Backus
                                                    Vice President and Secretary


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